FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
THIRD QUARTER FISCAL 2013 RESULTS

~ Net Sales of $264.5 Million; Increase of 10.5% ~
~ Adjusted EPS of $0.02 ~
~ Fiscal Year-to-Date Net Sales Increase of 11%; Adjusted EPS Increase of 14% ~

          New York, New York (May 2, 2013) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third fiscal quarter ended March 31, 2013.

THIRD QUARTER RESULTS

          For the quarter ended March 31, 2013, the Company reported net sales of $264.5 million, an increase of 10.5% as compared to the third quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales increased by 11.2%.

          On a reported basis, net loss per diluted share for the quarter ended March 31, 2013 was $0.04. On an adjusted basis, net income per diluted share for the current year period was $0.02, as compared to net income per diluted share of $0.07 for the prior year period. The adjusted net income per diluted share for the current fiscal quarter was impacted by $0.03 per share as a result of a year-to-date revision of the expected adjusted tax rate to 25%. As such, the adjusted net income per share is based on an effective tax rate of 63.6% for the quarter ended March 31, 2013. This compares to an effective tax rate of 5.6% for the prior year period. Adjusted net income per diluted share excludes acquisition-related expenses and non-recurring charges associated with the Elizabeth Arden brand repositioning. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          In North America, net sales increased 9.4% for the quarter and 12.2% fiscal year-to-date. Sales growth was driven by new launches, including Pink Friday Nicki Minaj, Justin Bieber's Girlfriend and Taylor Swift Wonderstruck Enchanted, and growth in existing fragrance brands, including the Juicy Couture fragrances.

          Internationally, net sales grew 14% (at constant rates) for the third fiscal quarter and 11.1% (at constant rates) fiscal year-to-date. Net sales of fragrances in the international segment have increased 22% (at constant rates) for the third fiscal quarter and 16% (at constant rates) for the first nine months of fiscal 2013, behind the Company's Western European fragrance initiative. Fragrance sales in Europe grew 33% (at constant rates) for the quarter and 22% (at constant rates) fiscal year-to-date.

          Net sales of Elizabeth Arden branded products increased by approximately 1% (at constant rates) for the quarter and fiscal year-to-date on a global basis. Retail sales at the Company's Elizabeth Arden flagship counters have increased 22% in North America year over year since conversion and retail sales at the Company's international flagship doors have increased 18% in the aggregate since conversion. These increases are driven by the retail sales performance of skin care and color.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We continue to execute against our key growth initiatives. Sales of fragrances expanded strongly in all of our key fragrance markets this quarter. During the quarter, we opened our affiliate in

Brazil and began commercial sales in that market in February. We also continue to be very excited with the traction we are seeing with the Elizabeth Arden brand repositioning and the momentum of retail sales increases in our Elizabeth Arden flagship doors. As we mentioned, the flagship model was established as a way for us to test, learn, and gather feedback on the repositioning of the Elizabeth Arden brand, as well as to build confidence in the growth potential of the brand with our key retail partners. Our focus is on extending key elements of the flagship model to drive the Elizabeth Arden brand on a global basis."

NINE MONTH RESULTS

          For the nine months ended March 31, 2013, the Company reported net sales of $1,076.9 million, an increase of 10.7%, as compared to the prior year period. Excluding the unfavorable impact of foreign currency translation, net sales increased by 11.8%. On a reported basis, net income per diluted share for the nine months ended March 31, 2013 was $1.50. On an adjusted basis, net income per diluted share was $2.04, as compared to net income per diluted share of $1.79 for the prior year period. Adjusted net income per diluted share excludes acquisition-related expenses and non-recurring charges associated with the Elizabeth Arden brand repositioning. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

OUTLOOK

          The Company is confirming its latest revenue and earnings guidance for fiscal 2013. For the full fiscal year ending June 30, 2013, the Company expects net sales to increase by 9% to 11%, assuming an expected unfavorable impact from foreign currency of approximately 0.6%, as compared to the prior year period, and for adjusted earnings per diluted share to be in the range of $2.30 to $2.50.

          The earnings guidance excludes non-recurring charges related to the Elizabeth Arden brand repositioning and expenses related to the acquisitions completed in the fourth quarter of fiscal 2012. The Company has incurred a total of $24.4 million of acquisition-related and non-recurring Elizabeth Arden brand repositioning expenses in the nine months ended March 31, 2013. The remainder of the Elizabeth Arden brand repositioning charges, currently estimated at $1.5 million (pre-tax), is expected to be incurred in the fourth quarter of fiscal 2013. No additional acquisition-related expenses are expected to be incurred in fiscal 2013.

          The Company will introduce fiscal 2014 guidance in August 2013 when it reports its fourth quarter and fiscal 2013 financial results.

          The guidance is based on current foreign currency rates. The Company also notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 11:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until June 4, 2013.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Ed Hardy, John Varvatos, Kate Spade, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

Net Sales	$264,484	$239,279	$1,076,944	$972,739

Cost of Goods Sold:
Cost of Sales	136,643	118,781	562,220	489,548
Depreciation Related to Cost of Goods Sold	1,656	906	4,674	3,850

Total Cost of Goods Sold	138,299	119,687	566,894	493,398

Gross Profit	126,185	119,592	510,050	479,341
Gross Profit Percentage	47.7%	50.0%	47.4%	49.3%

Selling, General and Administrative Expenses	111,597	104,582	404,257	371,480
Depreciation and Amortization	10,254	7,645	28,755	21,433

Total Operating Expenses	121,851	112,227	433,012	392,913

Interest Expense, Net	5,893	5,291	18,515	16,339

(Loss) Income Before Income Taxes	(1,559)	2,074	58,523	70,089
(Benefit from) Provision for Income Taxes	(286)	(117)	12,803	16,295

Net (Loss) Income	$(1,273)	$2,191	$45,720	$53,794

Net (Loss) Income Per Basic Share	$(0.04)	$0.08	$1.54	$1.85
Net (Loss) Income Per Diluted Share	$(0.04)	$0.07	$1.50	$1.79

Basic Shares	29,607	29,116	29,658	29,017
Diluted Shares	29,607	30,069	30,498	29,997

EBITDA (a)	$16,244	$15,916	$110,467	$111,711
EBITDA margin (a)	6.1%	6.7%	10.3%	11.5%

Adjusted to exclude acquisition-related and Elizabeth Arden repositioning costs, net of taxes (b)(c):

Gross Profit	$129,561	$119,592	$533,578	$479,341
Gross Profit Percentage	49.0%	50.0%	49.5%	49.3%

Net Income	$716	$2,191	$62,214	$53,794

Net Income Per Basic Share	$0.02	$0.08	$2.10	$1.85
Net Income Per Diluted Share	$0.02	$0.07	$2.04	$1.79

EBITDA (a)	$19,768	$15,916	$134,869	$111,711
EBITDA margin (a)	7.5%	6.7%	12.5%	11.5%

(a)   EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes) plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related and Elizabeth Arden repositioning costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related and Elizabeth Arden repositioning costs.

      The table below reconciles net (loss) income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(Amounts in thousands)	Three Months Ended		Nine Months Ended

	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012

Net (loss) income	$(1,273)	$2,191	$45,720	$53,794
Plus:
(Benefit from) Provision for income taxes	(286)	(117)	12,803	16,295
Interest expense, net	5,893	5,291	18,515	16,339
Depreciation related to cost of goods sold	1,656	906	4,674	3,850
Depreciation and amortization	10,254	7,645	28,755	21,433

EBITDA	16,244	15,916	110,467	111,711
Acquisition-related and Elizabeth Arden repositioning costs (c)	3,524	--	24,402	--

EBITDA, as adjusted	$19,768	$15,916	$134,869	$111,711

The table below reconciles net cash flow (used in) provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Nine Months Ended

	March 31, 2013	March 31, 2012

Net cash (used in) provided by operating activities	$(8,848)	$50,331
Changes in assets and liabilities, net of acquisitions	99,639	45,318
Interest expense, net	18,515	16,339
Amortization of senior note offering and credit facility costs	(1,024)	(931)
Provision for income taxes	12,803	16,295
Deferred income taxes	(6,371)	(11,883)
Amortization of share-based awards	(4,247)	(3,758)

EBITDA	$110,467	$111,711

(b)   The table below reconciles the calculation of (i) net (loss) income and (ii) net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related and Elizabeth Arden repositioning costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of acquisition-related and Elizabeth Arden repositioning costs. The presentation in the table below of the non-GAAP information titled "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net (loss) income or net (loss) income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

Gross Profit:
Gross Profit as reported	$126,185	$119,592	$510,050	$479,341
Acquisition-related and Elizabeth Arden repositioning costs (c)	3,376	--	23,528	--

Gross Profit as adjusted	$129,561	$119,592	$533,578	$479,341

Net Income:
Net (loss) income as reported	$(1,273)	$2,191	$45,720	$53,794
Acquisition-related and Elizabeth Arden repositioning costs (c)	1,989	--	16,494	--

Net income as adjusted	$716	$2,191	$62,214	$53,794

Net Income Per Basic Share:
Net (loss) income per basic share as reported	$(0.04)	$0.08	$1.54	$1.85
Acquisition-related and Elizabeth Arden repositioning costs, net of tax (c) (d)	0.06	--	0.56	--

Net income per basic share as adjusted	$0.02	$0.08	$2.10	$1.85

Net Income Per Diluted Share:
Net (loss) income per diluted share as reported	$(0.04)	$0.07	$1.50	$1.79
Acquisition-related and Elizabeth Arden repositioning costs, net of tax (c) (d)	0.06	--	0.54	--

Net income per diluted share as adjusted	$0.02	$0.07	$2.04	$1.79

(c)   For the three months ended March 31, 2013, gross profit includes $0.6 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisition of licenses and certain other assets from those companies and other transition costs, and $2.8 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, income from operations includes $0.1 million (pre-tax) in transition costs associated with the 2012 acquisitions and $0.1 million (pre-tax) of non-recurring product changeover expenses, related to the repositioning of the Elizabeth Arden brand that were recorded in selling, general and administrative expenses. For the nine months ended March 31, 2013, gross profit and net income include $13.8 million (pre-tax) of inventory-related costs ($6.4 million of which did not require the use of cash in the current period) primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the fragrance license acquisitions from those companies and $9.7 million (pre-tax) of costs related to the repositioning of the Elizabeth Arden brand. In addition, net income includes $0.4 million (pre-tax) in transition costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions and $0.5 million (pre-tax) of expenses related to the repositioning of the Elizabeth Arden brand that were recorded in selling, general and administrative expenses.

(d)   Our effective tax rate on a reported basis, which is calculated as a percentage of (loss) income before income taxes, was 18.3% and 21.9% for the three and nine months ended March 31, 2013, respectively. On a reported basis, for the three and nine months ended March 31, 2012, our effective tax rate was 5.6% and 23.2%, respectively. On an adjusted basis, our effective tax rate was 63.6%.and 25.0% for the three and nine months ended March 31, 2013, respectively.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and nine months ended March 31, 2013 and 2012:

(In thousands)	Three Months Ended		% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)

	March 31, 2013	March 31, 2012	GAAP	Constant Rates (e)	March 31, 2013	March 31, 2012	GAAP	Constant Rates (e)

Segment Net Sales
North America	$158,746	$145,154	9.4%	9.5%	$701,380	$625,215	12.2%	12.2%
International	105,738	94,125	12.3%	14.0%	375,564	347,524	8.1%	11.1%

Total	$264,484	$239,279	10.5%	11.3%	$1,076,944	$972,739	10.7%	11.8%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and nine months ended March 31, 2013 and 2012:

(In thousands)	Three Months Ended		% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)

	March 31, 2013	March 31, 2012	GAAP	Constant Rates (e)	March 31, 2013	March 31, 2012	GAAP	Constant Rates (e)

Product Category Net Sales:
Elizabeth Arden Brand	$106,239	$106,082	0.1%	0.7%	$362,675	$363,948	(0.3)%	1.4%
Celebrity, Lifestyle, Designer and Other Fragrances	158,245	133,197	18.8%	19.7%	714,269	608,791	17.3%	18.1%

Total	$264,484	$239,279	10.5%	11.3%	$1,076,944	$972,739	10.7%	11.8%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	March 31, 2013	June 30, 2012	March 31, 2012

Cash	$31,442	$59,080	$58,207
Accounts Receivable, Net	230,757	188,141	172,852
Inventories	326,430	291,987	272,532
Property and Equipment, Net	96,166	89,438	80,703
Exclusive Brand Licenses, Trademarks and Intangibles, Net	301,061	314,502	221,738
Goodwill	21,054	21,054	21,054
Total Assets	1,104,335	1,066,754	910,237
Short-Term Debt	116,250	89,200	--
Current Liabilities	283,311	278,679	160,746
Long-Term Liabilities	295,612	306,348	267,386
Long-Term Debt	250,000	250,000	250,000
Shareholders' Equity	525,412	481,727	482,105
Working Capital	379,450	345,818	410,295

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Nine Months Ended

	March 31, 2013	March 31, 2012

Net cash (used in) provided by operating activities	$(8,848)	$50,331
Net cash used in investing activities	(38,456)	(60,685)
Net cash provided by financing activities	20,410	10,919
Net (decrease) increase in cash and cash equivalents	(27,638)	(643)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2012.

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